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FOR IMMEDIATE RELEASE

CONTACTS:   Alane Moran                 Holly Hagerman
            F5 Networks, Inc.           Connect Public Relations
            206/272-6850                801/373-7888
            a.moran@f5.com              hollyh@connectpr.com

                F5 NETWORKS ACQUIRES LEADING WEB SECURITY COMPANY

                      F5 EXECUTES ON ITS PROMISE OF DELIVERING ENTERPRISE APPLICATION SECURITY THROUGH ACQUISITION OF MAGNIFIRE WEBSYSTEMS;
  TRAFFICSHIELD(TM) WEB FIREWALL IS AN ESSENTIAL COMPONENT TO PROTECT AGAINST
                           APPLICATION LEVEL ATTACKS

SEATTLE, JUNE 1, 2004 -- F5 Networks, Inc. (NASDAQ: FFIV), the leading provider of Application Traffic Management products, today announced that it has acquired MagniFire WebSystems, Inc. MagniFire is a technology leader in the web application firewall market and is recognized as a visionary in Gartner's latest Magic Quadrant for Enterprise Firewalls, 2H03. The $29 million cash transaction for 100% of the equity of MagniFire was signed and closed on May 31, 2004.

      With this move, F5 is executing on its promise to protect enterprises from malicious application level attacks. Unlike other security products, MagniFire's TrafficShield(TM) security appliance protects against attacks that can circumvent current network perimeter defenses. It combines robust application-layer filtering with best-in-class network and encryption technology for a complete Web security solution that effectively protects against "zero-day" web infrastructure attacks, which are the most costly to businesses. In addition, the TrafficShield product is the only solution that truly supports dynamically changing content, which addresses one of the toughest challenges for web application protection in most corporate applications. By employing optimized real-time software for analysis of traffic at near wire speed, the TrafficShield product is the fastest application protection system available and ensures no impact on the user experience.

      "As part of our product requirements planning for F5's Application Security Gateway, we solicited input from over 150 enterprises worldwide," said John McAdam, President and CEO of F5 Networks. "These customers have been asking us to apply our expertise in Application Traffic Management toward application security and they helped define the criteria for a best-of-
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breed solution. The acquisition of MagniFire gives us immediate access to superior products and technology and TrafficShield's underlying design fits perfectly into F5's overall architecture and product roadmap."

      The MagniFire acquisition is complementary to F5's successful acquisition of uRoam and its FirePass SSL VPN product for secure remote access, last July. The TrafficShield and FirePass product's web application security capabilities enforce granular web application security policies, creating a complete and reliable solution to protect organizations against any web application (Layer 7) vulnerabilities. As the FirePass product secures user-to-application access, the TrafficShield product ensures that only valid traffic reaches the application.

      MagniFire's TrafficShield technology implements a positive security model that integrates readily with F5's Application Traffic Management architecture. Unlike network firewall products that focus on protecting against network level attacks, or pure Intrusion Prevention Systems that focus on preventing ever increasing quantities of known attacks, the TrafficShield product allows organizations to easily define what "good traffic" is and apply policies to only allow desired traffic through to web servers and applications. It offers organizations a Web application infrastructure protection system capable of blocking a broad range of network, web infrastructure and web application attacks to enable maximum business-critical transaction throughput at all times.

      "F5 owns a strategic piece of real estate in the network that sits directly in front of applications and servers, making F5's Application Traffic Management and MagniFire's products an elegant and unmatched solution for application security," said Eitan Bauch, CEO of MagniFire. "F5 is a trusted name in application networking and has a strong track record of leading the market with timely innovations. I'm confident that the combined strength of our people, technologies and products will deliver immediate benefits to the market, while laying a robust and resilient foundation for future needs."

      In order to induce MagniFire employees to continue their employment following the acquisition, F5 will issue options to acquire up to an aggregate of 415,000 shares of common stock to approximately 20 non-officer MagniFire employees. These options will be granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350 (i)(1)(A)(iv) with the following general terms; each option will have an exercise price equal to fair market value on the grant date, have a ten-year term, and vest over a four year period.

      Further details about the MagniFire WebSystems acquisition will be discussed in a conference call tomorrow, June 2 at 8:00 a.m. E.T. Call-in numbers: 1-888-323-2712 (US and Canada) and 773-756-4700 (international); conference ID: F5 Call. To listen to the webcast, go to


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http://www.f5.com/f5/ir/calendar.html and click on the webcast image. A slide presentation designed to accompany the discussion of the MagniFire acquisition is available for public viewing at http://www.f5.com/magnifire/announcement/.

ABOUT F5 NETWORKS

F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user - anywhere. Through its flexible and cohesive architecture, F5 delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. Over 6,000 organizations and service providers worldwide trust F5 to keep their businesses running. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.

All brands, names, or trademarks mentioned in this document are the property of their respective owners.

This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts", "potential" or "continue" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the Company's filings with the SEC.

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